Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-195020) and on Form F-3 (No. 333-204586) of Nord Anglia Education, Inc. of our report dated 4 December 2013, except for the effects of the change in the manner in which the Company accounts for rent and depreciation expenses for premium schools as described in Note 1, as to which the date is 29 May 2015 and the manner in which it presents bank overdrafts, as described in Note 1, as to which the date is 31 December 2015 relating to the financial statements, which appears in this Form 20-F.

/s/PricewaterhouseCoopers LLP
East Midlands, United Kingdom
31 December 2015